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Avista Corp. Announces Stock Repurchase Program

SPOKANE, Wash. - June 13, 2014: Avista Corp. (NYSE:AVA) today announced that its board of directors has approved the repurchase of up to 4 million shares of the company's outstanding common stock, conditioned upon the consummation of the planned sale of Ecova, Inc. (Ecova), which was announced on May 29, 2014. Repurchases of common stock will commence on the later of the date of the closing of the Ecova sale or July 7, 2014 and will not continue past Dec. 31, 2014.

The company has entered into an agreement with a broker-dealer designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Repurchases will be made by the broker-dealer at its discretion, consistent with pricing, timing and volume limitations contained in the agreement and the regulations of the Securities and Exchange Commission. Repurchases will be made in the open market or in privately negotiated transactions. The agreement will expire on Dec. 31, 2014, but could be terminated by the company before that date. There is no assurance that the goal of repurchasing 4 million shares will be achieved.

Repurchases of shares will be funded with the expected net proceeds from the planned sale of Ecova and other available cash on hand.

About Avista
Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 367,000 customers and natural gas to 326,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Our stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Avista Corp. and the Avista logo are trademarks of Avista Corporation.

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SOURCE: Avista Corporation